      Exhibit 5.1

BRACEWELL & PATTERSON, L.L.P.
711 LOUISIANA STREET, SUITE 2900
HOUSTON, TEXAS 77002-2781
PHONE: 713.223.2900
FAX: 713.221.1212

November 7, 2003

Southern Financial Bancorp, Inc.
37 East Main Street
Warrenton, Virginia 20186

Ladies and Gentlemen:

We have acted as counsel to Southern Financial Bancorp, Inc., a Virginia corporation (the “Company”), in connection with the registration and proposed offer and sale of up to 165,000 shares (the “Shares”) of its common stock, par value $0.01 per share, which are issuable upon the exercise of options or awards granted under the Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan (the “Plan”). The Company is filing under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the Shares.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Bylaws of the Company; (4) certain resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the provisions of the option agreements relating to options granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

Southern Financial Bancorp, Inc.
November 7, 2003

The foregoing opinion is based on and is limited to the law of the Commonwealth of Virginia and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Patterson, L.L.P.

Bracewell & Patterson, L.L.P.

/dkb